Press Release

Contact:Matthew M. Partridge

Senior Vice President, Chief Financial Officer and Treasurer

(407) 904-3324

mpartridge@ctoreit.com

FOR IMMEDIATE RELEASE	CTO REALTY GROWTH REPORTS FIRST QUARTER 2022 OPERATING RESULTS

WINTER PARK, FL – April 28, 2022 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”) today announced its operating results and earnings for the quarter ended March 31, 2022.

Select Highlights

◾Reported Net Loss per diluted share attributable to common stockholders of $0.17 for the quarter ended March 31, 2022, a decrease of 112.9% from the comparable prior year period.
◾Reported Core FFO per diluted share attributable to common stockholders of $1.39 for the quarter ended March 31, 2022, an increase of 69.5% from the comparable prior year period.
◾Reported AFFO per diluted share attributable to common stockholders of $1.48 for the quarter ended March 31, 2022, an increase of 52.6% from the comparable prior year period.
◾Acquired one multi-tenant income property during the first quarter of 2022 for $39.1 million, representing a going-in cap rate above the range of the Company’s initial guidance for initial investment cash yields.
◾Entered into a loan agreement to provide $8.7 million of funding towards the development of the retail portion of Phase II of The Exchange at Gwinnett in Buford, GA at an initial investment yield above the range of the Company’s initial guidance for initial investment cash yields.
◾Sold two single tenant income properties for a total disposition volume of $24.0 million at a weighted average exit cap rate of 6.0%.
◾Reported a 17.7% increase in Same-Property NOI during the quarter ended March 31, 2022, as compared to the comparable prior year period.
◾Paid a regular common stock cash dividend during the first quarter of 2022 of $1.08 per share.
◾On April 7, 2022, the Company entered into a preferred equity agreement to provide $30.0 million of funding towards the acquisition of the Watters Creek at Montgomery Farm in Allen, Texas at an initial investment yield above the range of the Company’s initial guidance for initial investment cash yields.
◾The Company has announced it will pursue a three-for-one stock split to be effected in the form of a stock dividend of two additional shares of common stock for each outstanding share of common stock.

CEO Comments

“I’m very pleased with our strong start to the year. We achieved Same-Property NOI growth of nearly 18% in the first quarter as our operational successes in 2021 have driven outsized organic cash flow growth in our recently acquired, retail-focused portfolio,” commented John P. Albright, President and Chief Executive Officer of CTO Realty Growth. “As we look to expand our portfolio, our team has done an excellent job continuing to find attractive opportunities in an increasingly competitive environment, committing more than $77 million of capital to well-located retail properties in the Houston, Atlanta and Dallas markets. For the balance of the year, we have a solid runway of Same-Store NOI growth from new tenants expected to open their doors in the back half of 2022 and we continue to focus on accretively selling our remaining office properties to provide capital for additional acquisitions. Our balance sheet remains well-positioned to fund prospective external growth opportunities and we’re hopeful our newly announced stock split improves the accessibility and liquidity of our stock for the benefit of our current and prospective shareholders.”

Quarterly Financial Results Highlights

The table below provides a summary of the Company’s operating results for the three months ended March 31, 2022:

(in thousands, except per share data)	For the Three Months Ended March 31, 2022	For the Three Months Ended March 31, 2021	Variance to Comparable Period in the Prior Year
Net Income Attributable to the Company	$202	$7,785	$(7,583)	(97.4%)
Net Income (Loss) Attributable to Common Stockholders	$(993)	$7,785	$(8,778)	(112.8%)
Net Income (Loss) per Diluted Share Attributable to Common Stockholders (1)	$(0.17)	$1.32	$(1.49)	(112.9%)

Core FFO Attributable to Common Stockholders (2)	$8,227	$4,850	$3,377	69.6%
Core FFO per Common Share – Diluted (2)	$1.39	$0.82	$0.57	69.5%

AFFO Attributable to Common Stockholders (2)	$8,717	$5,687	$3,030	53.3%
AFFO per Common Share – Diluted (2)	$1.48	$0.97	$0.51	52.6%

Dividends Declared and Paid, per Preferred Share	$0.40	$—	$0.40	100.0%
Dividends Declared and Paid, per Common Share	$1.08	$1.00	$0.08	8.0%
(1)

The denominator for this measure in 2022 excludes the impact of 1,007,294 shares related to the Company’s adoption of ASU 2020-06, effective January 1, 2022, which requires presentation on an if-converted basis for its 2025 Convertible Senior Notes, as the impact would be anti-dilutive.

(2)

See the “Non-GAAP Financial Measures” section and tables at the end of this press release for a discussion and reconciliation of Net Income Attributable to the Company to non-GAAP financial measures, including FFO Attributable to Common Stockholders, FFO per Common Share - Diluted, Core FFO Attributable to Common Stockholders, Core FFO per Common Share – Diluted, AFFO Attributable to Common Stockholders and AFFO per Common Share - Diluted.

The decrease in net income attributable to the Company for the three months ended March 31, 2022 is primarily attributable to a decrease in the closing stock price of PINE resulting in a non-cash, unrealized loss of $2.5 million on the mark-to-market of the Company’s investment in PINE, as compared to a non-cash, unrealized gain of $4.8 million during the three months ended March 31, 2021.

Investments

During the three months ended March 31, 2022, the Company acquired one retail property for total income property acquisition volume of $39.1 million and originated one loan agreement to provide $8.7 million of funding towards a retail development project. The Company’s first quarter 2022 investments included the following:

◾	Purchased Price Plaza Shopping Center, a 206,000 square foot multi-tenant retail property in the Katy submarket of Houston, Texas for $39.1 million. The property is anchored by Best Buy, Ross Dress for Less, dd’s DISCOUNTS and James Avery Artisan Jewelry, includes four single and multi-tenant outparcels, and is shadow anchored by Home Depot, Sam’s Club and Walmart.
◾	Entered into a loan agreement to provide $8.7 million of funding towards the development of the retail portion of Phase II of The Exchange at Gwinnett. The Company has a negotiated right of first offer on the retail portion of Phase II of The Exchange at Gwinnett, which is anticipated to be 37,000 square feet of retail at completion. The loan matures on January 26, 2024, has a one-year extension option, and bears a fixed interest-only rate of 7.25%.

Subsequent to quarter-end, the Company entered into a preferred equity agreement to provide $30.0 million of funding towards the acquisition of the Watters Creek at Montgomery Farm, a grocery-anchored, mixed-use property located in Allen, Texas. The Watters Creek at Montgomery Farm is approximately 458,000 square feet of grocery-anchored retail and office, anchored by Market Street, Anthropologie, Mi Cocina, DSW, The Cheesecake Factory, Brio Italian Grille, and Michaels, and includes a variety of national and local retailers and restaurants. The three-year preferred investment for the acquisition was fully funded at closing, is interest-only through maturity, includes an origination fee, and bears a fixed preferred return above the range of the Company’s guidance for initial investment cash yields.

Dispositions

During the three months ended March 31, 2022, the Company sold two single tenant income properties, one of which was classified as a commercial loan and master lease investment due to the tenant’s repurchase option, for $24.0 million at a weighted average exit cap rate of 6.0%.

Income Property Portfolio

The Company’s income property portfolio consisted of the following as of March 31, 2022:

Asset Type	# of Properties (1)	Square Feet	Weighted Average Remaining Lease Term
Single Tenant	7	422	6.5 years
Multi-Tenant	14	2,416	6.9 years
Total / Weighted Average Lease Term	21	2,838	6.8 years

Property Type	# of Properties (1)	Square Feet	% of Cash Base Rent
Retail	14	1,904	62.5%
Office	4	532	19.1%
Mixed-Use	3	402	18.4%
Total / Weighted Average Lease Term	21	2,838	100.0%

Leased Occupancy	93.3%
Economic Occupancy	90.7%
Physical Occupancy	89.6%

Square feet in thousands.

(1)

The properties include a property in Hialeah, Florida leased to a master tenant which includes three tenant repurchase options. Pursuant to FASB ASC Topic 842, Leases, the $21.0 million investment has been recorded in the Company’s consolidated balance sheets as Commercial Loan and Master Lease Investment.

Operational Highlights

The Company’s Same-Property NOI totaled $6.4 million during the first quarter of 2022, an increase of 17.7% over the comparable prior year period, as presented in the following table.

(in thousands)	For the Three Months Ended March 31, 2022	For the Three Months Ended March 31, 2021	Variance to Comparable Period in the Prior Year
Single Tenant	$2,009	$1,984	$25	1.3%
Multi-Tenant	4,404	3,465	939	27.1%
Total	$6,413	$5,449	$964	17.7%

During the first quarter of 2022, the Company signed leases totaling 56,969 square feet.  A summary of the Company’s leasing activity is as follows:

Retail	Square Feet	Weighted Average Lease Term	Cash Rent Per Square Foot	Tenant Improvements	Leasing Commissions
New Leases	24.4	8.9 years	$31.32	$ 691	$ 335
Renewals & Extensions	32.5	6.2 years	$31.57	368	36
Total / Weighted Average	56.9	6.6 years	$31.46	$ 1,059	$ 371

In thousands except for per square foot and lease term data.

Subsurface Interests

During the three months ended March 31, 2022, the Company sold approximately 4,750 acres of subsurface oil, gas, and mineral rights for $0.4 million, resulting in aggregate gains of $0.3 million.

Capital Markets and Balance Sheet

During the quarter ended March 31, 2022, the Company completed the following notable capital markets activity:

◾	The Company issued 43,793 common shares under its ATM offering program at a weighted average gross price of $65.47 per share, for total net proceeds of $2.8 million.

The following table provides a summary of the Company’s long-term debt, at face value, as of March 31, 2022:

Component of Long-Term Debt	Principal	Interest Rate	Maturity Date
Revolving Credit Facility	$66.0 million	30-day LIBOR + [1.35% – 1.95%]	May 2023
2025 Convertible Senior Notes	$51.0 million	3.875%	April 2025
2026 Term Loan (1)	$65.0 million	30-day LIBOR + [1.35% – 1.95%]	March 2026
2027 Term Loan (2)	$100.0 million	30-day LIBOR + [1.35% – 1.95%]	January 2027
Mortgage Note (3)	$17.8 million	4.06%	August 2026
Total Debt / Weighted Average Interest Rate	$299.8 million	2.36%
(1)

The Company utilized interest rate swaps on the $65.0 million 2026 Term Loan balance, including (i) its redesignation of the existing $50.0 million interest rate swap, entered into as of August 31, 2020, and (ii) a $15.0 million interest rate swap effective August 31, 2021, to fix LIBOR and achieve a weighted average fixed interest rate of 0.35% plus the applicable spread.

(2)

The Company utilized interest rate swaps on the $100.0 million 2027 Term Loan balance, including (i) its redesignation of the existing $100.0 million interest rate swap, entered into as of March 31, 2020, and (ii) an additional interest rate swap, effective March 29, 2024, to extend the fixed interest rate through maturity on January 31, 2027, to fix LIBOR and achieve a fixed interest rate of 0.73% plus the applicable spread.

(3)	Mortgage note assumed in connection with the acquisition of Price Plaza Shopping Center located in Katy, Texas during the three months ended March 31, 2022.

As of March 31, 2022, the Company’s net debt to Pro Forma EBITDA was 6.0 times, and as defined in the Company’s credit agreement, the Company’s fixed charge coverage ratio was 3.4 times. As of March 31, 2022, the Company’s net debt to total enterprise value was 35.8%. The Company calculates total enterprise value as the sum of net debt, par value of its 6.375% Series A preferred equity, and the market value of the Company's outstanding common shares.

Subsequent to quarter-end, the Company announced that its Board of Directors has approved a three-for-one stock split of the Company’s common stock to be effected in the form of a stock dividend.  Each stockholder of record at the close of business on June 27, 2022 (the “Record Date”), will receive two additional shares of the Company’s common stock for each share held as of the Record Date.  The new shares will be distributed on June 30, 2022. The Company’s stock will begin trading at the post-split price on July 1, 2022. The Company’s second quarter regular common stock cash dividend, which will apply to pre-split shares only, will not be impacted by the stock split.

Dividends

On February 23, 2022, the Company announced a cash dividend on its common stock and Series A Preferred stock for the first quarter of 2022 of $1.08 per share and $0.40 per share, respectively, payable on March 31, 2022 to stockholders of record as of the close of business on March 10, 2022. The first quarter 2022 common stock cash dividend represents an 8.0% increase over the comparable prior year period quarterly dividend and a payout ratio of 77.7% and 73.0% of the Company’s first quarter 2022 Core FFO per diluted share and AFFO per diluted share, respectively.

2022 Outlook

The Company has increased its outlook for 2022 to take into account the Company’s first quarter performance and revised expectations regarding the Company’s investment activities, forecasted capital markets transactions, and the impact from implementation of certain accounting standards. The Company’s outlook for 2022 assumes continued stability in economic activity, stable or positive business trends related to each of our tenants and other significant assumptions. The effect of the Company’s recently announced three-for-one stock split has not been accounted for in the Company’s revised guidance.

The Company’s increased outlook for 2022 is as follows

	2022 Outlook
	Low	High
Acquisition of Income Producing Assets and Structured Investments	$200 million	$250 million
Target Initial Cash Yield	6.50%	7.00%

Disposition of Assets	$40 million	$70 million
Target Disposition Cash Yield	5.25%	6.50%

Core FFO per Diluted Share	$4.55	$4.80
AFFO per Diluted Share	$4.95	$5.20

Weighted Average Diluted Shares Outstanding	6.1 million	6.3 million

1st Quarter Earnings Conference Call & Webcast

The Company will host a conference call to present its operating results for the quarter ended March 31, 2022, on Friday,

April 29, 2022, at 9:00 AM ET. Stockholders and interested parties may access the earnings call via teleconference or webcast:

United States:1-877-815-0063

International:  1-631-625-3205

Please dial in at least fifteen minutes prior to the scheduled start time and use the code 3391827 when prompted.

A webcast of the call can be accessed at: https://edge.media-server.com/mmc/p/pujmnp9n.

To access the webcast, log on to the web address noted above or go to www.ctoreit.com and log in at the investor relations section. Please log in to the webcast at least ten minutes prior to the scheduled time of the Earnings Call.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a publicly traded real estate investment trust that owns and operates a portfolio of high-quality, retail-based properties located primarily in higher growth markets in the United States. CTO also externally manages and owns a meaningful interest in Alpine Income Property Trust, Inc. (NYSE: PINE), a publicly traded net lease REIT.

We encourage you to review our most recent investor presentation and supplemental financial information, which is available on our website at www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words.

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; macroeconomic and geopolitical factors, including but not limited to inflationary pressures, interest rate volatility, global supply chain disruptions, and ongoing geopolitical war; the ultimate geographic spread, severity and duration of pandemics such as the COVID-19 Pandemic and its variants, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Non-GAAP Financial Measures

Our reported results are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We also disclose Funds From Operations (“FFO”), Core Funds From Operations (“Core FFO”),  Adjusted Funds From Operations (“AFFO”), Pro Forma Earnings Before Interest, Taxes, Depreciation and Amortization (“Pro Forma EBITDA”), and Same-Property Net Operating Income (“Same-Property NOI”), each of which are non-GAAP financial measures. We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs.

FFO, Core FFO, AFFO, Pro Forma EBITDA, and Same-Property NOI do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operating activities as reported on our statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate related depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries. The Company also excludes the gains or losses from sales of assets incidental to the primary business of the REIT which specifically include the sales of mitigation credits, impact fee credits, subsurface sales, and land sales, in addition to the mark-to-market of the Company’s investment securities and interest related to the 2025 Convertible Senior Notes, if the effect is dilutive. To derive Core FFO, we modify the NAREIT computation of FFO to include other adjustments to GAAP net income related to gains and losses recognized on the extinguishment of debt, amortization of above- and below-market lease related intangibles, and other unforecastable market- or transaction-driven non-cash items. To derive AFFO, we further modify the NAREIT computation of FFO and Core FFO to include other adjustments to GAAP net income related to non-cash revenues and expenses such as straight-line rental revenue, non-cash compensation, and other non-cash amortization, as well as adding back the interest related to the 2025 Convertible Senior Notes, if the effect is dilutive. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. We use AFFO as one measure of our performance when we formulate corporate goals.

To derive Pro Forma EBITDA, GAAP net income or loss is adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate related depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries, non-cash revenues and expenses such as straight-line rental revenue, amortization of deferred financing costs, above- and below-market lease related intangibles, non-cash compensation, and other non-cash income or expense. Cash interest expense is also excluded from Pro Forma EBITDA, and GAAP net income or loss is adjusted for the annualized impact of acquisitions, dispositions and other similar activities.

To derive Same-Property NOI, GAAP net income or loss attributable to the Company is adjusted to exclude extraordinary items (as defined by GAAP), gain or loss on disposition of assets, gain or loss on extinguishment of debt, impairment charges, and depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries, if any, non-cash revenues and expenses such as above- and below-market lease related intangibles, straight-line rental revenue, and other non-cash income or expense. Interest expense, general and administrative expenses, investment and other income or loss, income tax benefit or expense, real estate operations revenues and direct cost of revenues, management fee income, and interest income from commercial loan and master lease investments are also excluded from Same-Property NOI. GAAP net income or loss is further adjusted to remove the impact of properties that were not owned for the full current and prior year reporting periods presented. Cash rental income received under the leases pertaining to the Company’s assets that are presented as commercial loan and master lease investments in accordance with GAAP is also used in lieu of the interest income equivalent.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers primarily because it excludes the effect of real estate depreciation and amortization and net gains or losses on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that Core FFO and AFFO are additional useful supplemental measures for investors to consider because they will help them to better assess our operating performance without the distortions created by other non-cash revenues or expenses. We also believe that Pro Forma EBITDA is an additional useful supplemental measure for investors to consider as it allows for a better assessment of our operating performance without the distortions created by other non-cash revenues, expenses or certain effects of the Company’s capital structure on our operating performance. We use Same-Property NOI to compare the operating performance of our assets between periods. It is an accepted and important measurement used by management, investors and analysts because it includes all property-level revenues from of the Company’s rental properties, less operating and maintenance expenses, real estate taxes and other property-specific expenses (“Net Operating Income” or “NOI”) of properties that have been owned and stabilized for the entire current and prior year reporting periods. Same-Property NOI attempts to eliminate differences due to the acquisition or disposition of properties during the particular period presented, and therefore provides a more comparable and consistent performance measure for the comparison of the Company's properties. FFO, Core FFO, AFFO, Pro Forma EBITDA, and Same-Property NOI may not be comparable to similarly titled measures employed by other companies.

CTO Realty Growth, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of
	(Unaudited) March 31, 2022	December 31, 2021
ASSETS
Real Estate:
Land, at Cost	$205,241	$189,589
Building and Improvements, at Cost	343,717	325,418
Other Furnishings and Equipment, at Cost	736	707
Construction in Process, at Cost	5,163	3,150
Total Real Estate, at Cost	554,857	518,864
Less, Accumulated Depreciation	(27,844)	(24,169)
Real Estate—Net	527,013	494,695
Land and Development Costs	694	692
Intangible Lease Assets—Net	81,925	79,492
Assets Held for Sale	—	6,720
Investment in Alpine Income Property Trust, Inc.	38,587	41,037
Mitigation Credits	3,702	3,702
Mitigation Credit Rights	21,018	21,018
Commercial Loan and Master Lease Investments	21,830	39,095
Cash and Cash Equivalents	9,450	8,615
Restricted Cash	26,385	22,734
Refundable Income Taxes	413	442
Deferred Income Taxes—Net	75	—
Other Assets	23,127	14,897
Total Assets	$754,219	$733,139
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$1,553	$676
Accrued and Other Liabilities	13,913	13,121
Deferred Revenue	4,592	4,505
Intangible Lease Liabilities—Net	5,543	5,601
Deferred Income Taxes—Net	—	483
Long-Term Debt	298,079	278,273
Total Liabilities	323,680	302,659
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock – 100,000,000 shares authorized; $0.01 par value, 6.375% Series A Cumulative Redeemable Preferred Stock, $25.00 Per Share Liquidation Preference, 3,000,000 shares issued and outstanding at March 31, 2022 and December 31, 2021	30	30
Common Stock – 500,000,000 shares authorized; $0.01 par value, 6,011,611 shares issued and outstanding at March 31, 2022 and 5,916,226 shares issued and outstanding at December 31, 2021	60	60
Additional Paid-In Capital	81,092	85,414
Retained Earnings	339,828	343,459
Accumulated Other Comprehensive Income	9,529	1,517
Total Stockholders’ Equity	430,539	430,480
Total Liabilities and Stockholders’ Equity	$754,219	$733,139

CTO Realty Growth, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except share, per share and dividend data)

	Three Months Ended
	March 31, 2022	March 31, 2021
Revenues
Income Properties	$15,168	$11,449
Management Fee Income	936	669
Interest Income from Commercial Loan and Master Lease Investments	718	701
Real Estate Operations	388	1,893
Total Revenues	17,210	14,712
Direct Cost of Revenues
Income Properties	(4,016)	(2,917)
Real Estate Operations	(51)	(82)
Total Direct Cost of Revenues	(4,067)	(2,999)
General and Administrative Expenses	(3,043)	(3,132)
Depreciation and Amortization	(6,369)	(4,830)
Total Operating Expenses	(13,479)	(10,961)
Gain (Loss) on Disposition of Assets	(245)	708
Other Gains and Income (Loss)	(245)	708
Total Operating Income	3,486	4,459
Investment and Other Income (Loss)	(1,894)	5,332
Interest Expense	(1,902)	(2,444)
Income (Loss) Before Income Tax Benefit	(310)	7,347
Income Tax Benefit	512	438
Net Income Attributable to the Company	$202	$7,785
Distributions to Preferred Stockholders	(1,195)	—
Net Income (Loss) Attributable to Common Stockholders	$(993)	$7,785

Per Share Information:
Basic and Diluted Net Income (Loss) Attributable to Common Stockholders	$(0.17)	$1.32

Weighted Average Number of Common Shares:
Basic and Diluted	5,908,892	5,879,085

Dividends Declared and Paid – Preferred Stock	$0.40	$—
Dividends Declared and Paid – Common Stock	$1.08	$1.00

CTO Realty Growth, Inc.

Non-GAAP Financial Measures

Same-Property NOI Reconciliation

(Unaudited)

(In thousands)

	Three Months Ended
	March 31, 2022	March 31, 2021
Net Income Attributable to the Company	$202	$7,785
(Gain) Loss on Disposition of Assets	245	(708)
Depreciation and Amortization	6,369	4,830
Amortization of Intangibles to Lease Income	(481)	396
Straight-Line Rent Adjustment	538	685
COVID-19 Rent Repayments	(27)	(220)
Other Income Property Related Non-Cash Amortization	38	121
Interest Expense	1,902	2,444
General and Administrative Expenses	3,043	3,132
Investment and Other Income (Loss)	1,894	(5,332)
Income Tax Benefit	(512)	(438)
Real Estate Operations Revenues	(388)	(1,893)
Real Estate Operations Direct Cost of Revenues	51	82
Management Fee Income	(936)	(669)
Interest Income from Commercial Loan and Master Lease Investments	(718)	(701)
Less: Impact of Properties Not Owned the Full Reporting Period	(5,171)	(4,425)
Cash Rental Income Received from Properties Presented as Commercial Loan and Master Lease Investments	364	360
Same-Property NOI	$6,413	$5,449

CTO Realty Growth, Inc.

Non-GAAP Financial Measures

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31, 2022	March 31, 2021
Net Income Attributable to the Company	$202	$7,785
Add Back: Effect of Dilutive Interest Related to 2025 Convertible Senior Notes (1)	—	—
Net Income Attributable to the Company, If-Converted	$202	$7,785
Depreciation and Amortization	6,369	4,830
(Gain) Loss on Disposition of Assets	245	(708)
Gain on Disposition of Other Assets	(332)	(1,827)
Unrealized (Gain) Loss on Investment Securities	2,457	(4,834)
Funds from Operations	$8,941	$5,246
Distributions to Preferred Stockholders	(1,195)	—
Funds from Operations Attributable to Common Stockholders	$7,746	$5,246
Amortization of Intangibles to Lease Income	481	(396)
Less: Effect of Dilutive Interest Related to 2025 Convertible Senior Notes (1)	—	—
Core Funds from Operations Attributable to Common Stockholders	$8,227	$4,850
Adjustments:
Straight-Line Rent Adjustment	(538)	(685)
COVID-19 Rent Repayments	27	220
Other Non-Cash Amortization	(139)	(224)
Amortization of Loan Costs and Discount on Convertible Debt	234	475
Non-Cash Compensation	906	958
Non-Recurring G&A	—	93
Adjusted Funds from Operations Attributable to Common Stockholders	$8,717	$5,687

FFO Attributable to Common Stockholders per Common Share – Diluted	$1.31	$0.89
Core FFO Attributable to Common Stockholders per Common Share – Diluted	$1.39	$0.82
AFFO Attributable to Common Stockholders per Common Share – Diluted	$1.48	$0.97

(1)

Interest related to the 2025 Convertible Senior Notes excluded from net income attributable to the Company to derive FFO effective January 1, 2022 due to the implementation of ASU 2020-06 which requires presentation on an if-converted basis, as the impact to net income attributable to common stockholders would be anti-dilutive.

CTO Realty Growth, Inc.

Non-GAAP Financial Measures

Reconciliation of Net Debt to Pro Forma EBITDA

(Unaudited)

(In thousands)

Three Months Ended March 31, 2022
Net Income Attributable to the Company	$202
Depreciation and Amortization	6,369
Loss on Disposition of Assets	245
Gains on Disposition of Other Assets	(332)
Unrealized Loss on Investment Securities	2,457
Distributions to Preferred Stockholders	(1,195)
Straight-Line Rent Adjustment	(538)
Amortization of Intangibles to Lease Income	481
Other Non-Cash Amortization	(139)
Amortization of Loan Costs and Discount on Convertible Debt	234
Non-Cash Compensation	906
Interest Expense, Net of Amortization of Loan Costs and Discount on Convertible Debt	1,669
EBITDA	$10,359

Annualized EBITDA	$41,436
Pro Forma Annualized Impact of Current Quarter Acquisitions and Dispositions, Net (1)	2,770
Pro Forma EBITDA	$44,206

Total Long-Term Debt	298,079
Financing Costs, Net of Accumulated Amortization	1,272
Unamortized Convertible Debt Discount	483
Cash & Cash Equivalents	(9,450)
Restricted Cash	(26,385)
Net Debt	$263,999

Net Debt to Pro Forma EBITDA	6.0x

(1)	Reflects the pro forma annualized impact on Annualized EBITDA of the Company’s acquisition and disposition activity during the three months ended March 31, 2022.